Exhibit 99.1

FOR IMMEDIATE RELEASE		November 6, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS SLIGHTLY LOWER 2024 THIRD-QUARTER RESULTS
COMPARED TO A YEAR AGO

•Record-setting summer heat drives increase in customer sales and usage

•Operating performance, reliability remain strong for customers

•Creative approach used to address monsoon outages, restore power

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2024 third quarter of $395.0 million, or $3.37 per diluted share of common stock. This result compares with consolidated net income of $398.2 million, or $3.50 per diluted share of common stock, for the same period a year ago.

The results reflect a decrease of about $3 million, primarily as a result of higher operations and maintenance expense; increased depreciation and amortization expense mostly due to increased plant and intangible assets; higher interest charges; higher income taxes and the timing of recognition for permanent items, partially offset by higher tax credits. These negative factors were partially offset by the favorable impacts of new customer rates and the effects of weather.

“For a second consecutive quarter, we experienced a historic run of record heat that led to summer 2024 being the hottest on record,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Consequently, our customers used more energy to cool their homes and businesses than under normal weather conditions. And, while this quarter’s net income was down slightly from the same period a year ago, the collective increase in energy consumption and the growing number of customers we serve led to strong financial results.”

Providing Reliable Power, Customer Assistance During Record Summer Heat
In addition to robust customer growth of 2.3% and weather-normalized sales growth of 5.9% during the quarter, weather variations also spurred an increase in customers’ energy consumption. The average high and low temperatures were slightly higher during the 2024 third-quarter than last year’s comparable period – and both were well over historical averages.

This summer’s stretch of 113 consecutive days above 100 degrees in Phoenix was the longest streak in Arizona history. Additionally, Phoenix exceeded the record for most 110-plus degree days in a year with 70, surpassing the prior record of 55 days in 2023. APS customers, in turn, set a record peak energy demand of 8,210 megawatts (MW) on Sunday, Aug. 4, breaking the previous record of 8,162 MW set on Saturday, July 15, 2023.

The warmer temperatures meant air conditioners were running around the clock to keep homes and businesses cool. As a result, the number of residential cooling degree-days (a utility’s measure of the effects of weather) in this year’s third quarter were 32% higher than historical 10-year averages.

"Our employees take to heart the importance of keeping our 1.4 million customers cool and safe,” Guldner shared. “They deliver reliable power year-round, but especially on the hottest summer days when customers need it most. As more people and businesses move to Arizona, I am proud to say we continue to be one of the most reliable energy providers in the nation – and with rates below the national average.

“Even so, sustained excessive heat can deeply affect people’s pocketbooks as they use more power to stay cool and safe. If someone is struggling to pay their bill, the first step is to reach out to us. We have the largest energy support program in the state, and we can connect customers with other assistance programs.”

APS increased energy support and crisis bill assistance; maintained a summer moratorium on disconnects for past-due bills; assisted customers with payment arrangements; and partnered with more than 100 local non-profit and community agencies to connect the state’s most vulnerable populations with helpful resources.

Responding to Storm-Caused Outages with Innovation
Despite one of the driest monsoon seasons on record, APS customers experienced powerful storms that produced extreme weather, including hurricane-force winds.

In the sweltering heat of July, APS employees responded to one of the area’s strongest storms. Severe winds of up to 75 mph, fueled by multiple downbursts, caused extensive statewide damage, especially impacting one southwest Phoenix neighborhood. With dozens of downed transmission poles and broken electrical equipment, APS crews first had to rebuild the grid serving that area to effectively restore power.

To protect nearby neighborhoods, APS partnered with customers enrolled in the company’s Cool Rewards smart thermostat program in a unique and historic way. APS technology experts targeted a specific portion of customer-owned smart thermostats to voluntarily help conserve power. The creative approach – along with operational back-ups including rerouting electricity – helped relieve strain on the storm-ravaged electric system. This resourcefulness marked the first time the company’s Cool Rewards program was utilized in such a targeted manner.

A collaboration with customers, APS Cool Rewards is a network of 95,000-plus smart thermostats that acts like a virtual power plant capable of conserving nearly 160 MW of energy, similar to that produced by a small power plant.

Financial Outlook
Given the positive impact of weather and customer and sales growth through the first three quarters of the year – partially offset by higher than previously forecasted operations and maintenance expenses – the company is adjusting its 2024 consolidated earnings guidance upward to a range of $5.00 to $5.20 per diluted share.

Looking forward, the Company estimates its 2025 consolidated earnings will be within a range of $4.40 to $4.60 per diluted share on a weather-normalized basis.

Key factors and assumptions underlying the 2024 and 2025 outlook can be found in the third-quarter 2024 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2024 second-quarter results, as well as recent developments, at 11 a.m. ET (9 a.m. Arizona time) today, Nov. 6. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 830240. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Wednesday, Nov. 13, 2024, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 51357.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $26 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth rates, labor market conditions, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the ability of APS to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required;

•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facilities and system conditions and operating costs;
•our ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Operating Revenues	$1,768,801	$1,637,759	$4,029,507	$3,704,417

Operating Expenses
Fuel and purchased power	631,382	614,520	1,426,418	1,416,778
Operations and maintenance	308,061	250,019	837,905	777,337
Depreciation and amortization	229,450	203,438	664,761	590,445
Taxes other than income taxes	52,777	53,169	170,592	167,949
Other expense	145	350	2,306	1,648
Total	1,221,815	1,121,496	3,101,982	2,954,157

Operating Income	546,986	516,263	927,525	750,260

Other Income (Deductions)
Allowance for equity funds used during construction	9,588	11,976	28,790	40,071
Pension and other postretirement non-service credits - net	12,188	10,174	36,633	30,513
Other income	6,774	15,941	43,234	28,424
Other expense	(4,013)	(6,972)	(14,580)	(15,916)
Total	24,537	31,119	94,077	83,092

Interest Expense
Interest charges	109,925	96,909	318,590	278,860
Allowance for borrowed funds used during construction	(11,901)	(9,092)	(36,078)	(34,131)
Total	98,024	87,817	282,512	244,729

Income Before Income Taxes	473,499	459,565	739,090	588,623

Income Taxes	74,227	57,045	110,539	74,125

Net Income	399,272	402,520	628,551	514,498

Less: Net income attributable to noncontrolling interests	4,306	4,306	12,918	12,918

Net Income Attributable To Common Shareholders	$394,966	$398,214	$615,633	$501,580

Weighted-Average Common Shares Outstanding - Basic	113,729	113,464	113,682	113,411

Weighted-Average Common Shares Outstanding - Diluted	117,119	113,838	115,717	113,718

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$3.47	$3.51	$5.42	$4.42
Net income attributable to common shareholders - diluted	$3.37	$3.50	$5.32	$4.41